As filed with the Securities and Exchange Commission on November 19, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Olema Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-0409740
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

512 2nd Street, 4th Floor
San Francisco, California	94107
(Address of Principal Executive Offices)	(Zip Code)

2014 Stock Plan

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

(Full titles of the plans)

Sean Bohen, M.D., Ph.D.

Chief Executive Officer and President

512 2nd Street, 4th Floor

San Francisco, California 94107

(415) 651-3316

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Dave Peinsipp Kristin VanderPas Jodie Bourdet Denny Won Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☒	Accelerated filer	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2014 Stock Plan (options) (Common stock, $0.0001 par value per share)	2,505,811(2)	$4.14(7)	$10,374,058.00(7)	$1,131.81
2020 Equity Incentive Plan (Common stock, $0.0001 par value per share)	879,989(3)(4)	$19.00(8)	$16,719,791.00(8)	$1,824.13
2020 Equity Incentive Plan (options) (Common stock, $0.0001 par value per share)	2,144,891(5)	$19.00(9)	$40,752,929.00(9)	$4,446.14
2020 Employee Stock Purchase Plan (Common stock, $0.0001 par value per share)	430,416(6)	$16.15(10)	$6,951,219.00(10)	$758.38
TOTAL	5,961,107	—	$74,797,997.00	$8,160.46

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Olema Pharmaceuticals, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)	Represents shares of the Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s 2014 Stock Plan, as amended (the “2014 Plan”). The 2014 Plan has been terminated and no further option grants will be made under the 2014 Plan, and any shares underlying outstanding options that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, have been allocated to the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”).

(3)	Includes 744,264 shares of Common Stock outstanding pursuant to unvested restricted stock awards granted under the 2014 Plan and 128,536 shares of unvested common stock outstanding pursuant to early exercises of options granted under the 2014 Plan. The 2014 Plan has been terminated and no further restricted stock awards or option grants will be made under the 2014 Plan, but any shares underlying outstanding unvested restricted stock awards that terminate by expiration, forfeiture, cancellation, or otherwise, and any shares underlying unvested early exercised options that are repurchased, will be available for grant under the 2020 Plan.

(4)	Includes 7,189 shares of Common Stock currently reserved for future grant under the 2020 Plan. To the extent outstanding awards under the 2014 Plan, consisting of those referenced in footnotes (2) and (3) above, terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, the shares of Common Stock subject to such awards instead will be available for future issuance under the 2020 Plan. The 2020 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2020 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (a) 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(5)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2020 Plan.

(6)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2020 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, from 2020 until January 1, 2029. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; (b) 860,832 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(7)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted-average exercise price for such shares.

(8)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the initial public offering price per share of the Registrant’s Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission (the “Commission”) on November 19, 2020 pursuant to Rule 424(b) under the Securities Act.

(9)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the exercise price for such shares.

(10)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the initial public offering price per share of the Registrant’s Common Stock as set forth in the Registrant’s prospectus filed with the Commission on November 19, 2020 pursuant to Rule 424(b) under the Securities Act, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Olema Pharmaceuticals, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	the Registrant’s prospectus filed on November 19, 2020 pursuant to Rule 424(b), dated November 18, 2020, under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-249748), which contains audited financial statements for the Registrant’s latest fiscal year, for which such statements have been filed; and

(b)	the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39712) filed with the Commission on November 17, 2020, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by law.

The Registrant has entered into indemnification agreements with the Registrant’s directors and officers, whereby the Registrant has agreed to indemnify the Registrant’s directors and officers to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation, as amended and currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on November 16, 2020).

4.2	Amended and Restated Bylaws, as currently in effect (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on October 30, 2020).

4.3	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately after the closing of the Registrant’s initial public offering (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on October 30, 2020).

4.4	Form of Amended and Restated Bylaws, to be in effect on the closing of the Registrant’s initial public offering, (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on October 30, 2020).

4.5	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on November 16, 2020).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	Olema Pharmaceuticals, Inc. 2014 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on October 30, 2020).

99.2	Forms of Stock Option Grant Notice, Stock Option Agreement, Early Exercise Stock Purchase Agreement and Notice of Exercise and Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the Olema Pharmaceuticals, Inc. 2014 Stock Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on October 30, 2020).

99.3	Olema Pharmaceuticals, Inc. 2020 Equity Incentive Plan.

99.4	Forms of Stock Option Grant Notice and Stock Option Agreement under the Olema Pharmaceuticals, Inc. 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on October 30, 2020).

99.5	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Olema Pharmaceuticals, Inc. 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on October 30, 2020).

99.6	Olema Pharmaceuticals, Inc. 2020 Employee Stock Purchase Plan.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on November 19, 2020.

Olema Pharmaceuticals, Inc.

By:	/s/ Sean Bohen
Sean Bohen, M.D., Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean Bohen, M.D., Ph.D. and Shane Kovacs, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean Bohen Sean Bohen, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2020.

/s/ Shane Kovacs Shane Kovacs	Chief Operating and Financial Officer (Principal Financial and Accounting Officer)	November 19, 2020.

/s/ Ian Clark Ian Clark	Chairperson of the Board	November 19, 2020.

/s/ Cynthia Butitta Cynthia Butitta	Director	November 19, 2020.

/s/ Cyrus L. Harmon Cyrus L. Harmon, Ph.D.	Director	November 19, 2020.

/s/ Sandra J. Horning Sandra J. Horning, M.D.	Director	November 19, 2020.

/s/ Gorjan Hrustanovic Gorjan Hrustanovic, Ph.D.	Director	November 19, 2020.

/s/ Frank McCormick Frank McCormick, Ph.D., F.R.S., D.Sc. (Hon)	Director	November 19, 2020.

/s/ Andrew Rappaport Andrew Rappaport	Director	November 19, 2020.

/s/ Graham Walmsley Graham Walmsley, M.D., Ph.D.	Director	November 19, 2020.